                                                                   EXHIBIT 23.02


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-65659, 333-77515, 333-87601, 333-94941, 333-41646, 333-46200 and 333-46770
of Flextronics International, Ltd. on Forms S-3 and Registration Statement Nos. 333-46166, 333-95189, 333-71049, 333-42255, 333-34698 and 333-34016, of
Flextronics International, Ltd. on Forms S-8 of our report dated March 28, 2000 (relating to the consolidated financial statements of The DII Group, Inc. and Subsidiaries as of January 2, 2000 and January 3, 1999 and for each of the three years in the period ended January 2, 2000 not presented separately herein) appearing in this Current Report on Form 8-K of Flextronics International, Ltd.

DELOITTE & TOUCHE LLP

Denver, Colorado
January 26, 2001